UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 25, 2004

RELIANT ENERGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-16455	76-0655566
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Main Street Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 497-3000

Section 2 – Financial Information

Item 2.04 Triggering Events That Accelerate or Increase Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 25, 2004, our subsidiary, Liberty Electric PA, LLC (“Liberty Electric”), received a notice of sale of collateral (the “Notice”) from the lenders under its $284 million credit agreement, of which $262 million of debt is outstanding. The Notice relates to the foreclosure of Liberty Electric’s ownership interest in a subsidiary that owns a 530 megawatt combined cycle gas fired power generation facility (the “Liberty Generating Station”) and certain other collateral.

The Notice was issued pursuant to the pledge and security agreement that secures Liberty Electric’s obligations under its credit agreement. For information regarding the credit agreement and the events of default leading to the exercise of the lenders foreclosure rights, see notes 9(a) and 15(c) to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2003, Note 12 to the consolidated financial statements in our Form 10-Q for the quarter ended March 31, 2004 and Note 13 to the consolidated financial statements in our Form 10-Q for the quarter ended June 30, 2004.

The foreclosure will not result in an event of default under any of our other debt agreements or otherwise have a material adverse impact on our continuing business and operations. Upon completion of the foreclosure proceedings, we will write-off the net book value of $75 million as well as any goodwill allocable to the Liberty Generation Station. For additional information, reference is made to the Company’s press release dated August 27, 2004, and a copy of the Notice, each of which is filed as an exhibit to this Form 8-K.

Item 2.06 Material Impairments.

See Item 2.04 above.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press Release of Reliant Energy, Inc. dated August 27, 2004

99.2	Notice of Sale of Collateral dated August 25, 2004, issued by JP Morgan Chase Bank, as collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RELIANT ENERGY, INC.
(Registrant)

Date: August 27, 2004	By:	/s/ Thomas C. Livengood
	Name:	Thomas C. Livengood
	Title:	Vice President and Controller